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EXHIBIT NO. 10(B)

                                    AGREEMENT

                  This AGREEMENT, dated as of the 18 day of May, 2001 (this "Agreement"), is by and between THE PROGRESSIVE CORPORATION, an Ohio corporation (the "Company"), and Stephen Peterson (the "Executive").

         A. The Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

         B. In the event of a change in ownership or control of the Company, the Executive may be entitled to (or otherwise receive) certain payments or other benefits from the Company. The Company recognizes that the effect of certain tax laws could be to diminish substantially the value of such payments and benefits.

         C. In order to encourage the continued attention and dedication of the Executive to Executive's duties with the Company in the event of a change in control, and to provide additional inducement for the Executive to continue to remain in the employ of the Company, the Company desires to ensure that the Executive receives the full value of the payments and benefits to which the Executive may be entitled (or otherwise receive) in the event of a change in ownership or control of the Company.

                  NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound, the parties hereto hereby agree as follows:

         1.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  1.1 Except as otherwise provided herein, in the event it is determined (as hereinafter provided) that any payment or distribution hereafter made by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to or by reason of any agreement, policy, plan, program or arrangement, including, without limitation, any stock option, performance share, performance unit, stock appreciation right, restricted stock award, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing, or otherwise (the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company within the meaning of Section 280G(b)(2)(A)(i) of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without


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limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  1.2 Subject to the provisions of Section 1.3, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized independent accounting firm as may be mutually agreed upon by the parties (the "Accounting Firm") that shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control that gives rise to the Excise Tax, the Board of Directors of the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 1.2, shall be paid by the Company to the Executive within five business days of the Company's receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code that may exist at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In such event, if after the Company exhausts its remedies pursuant to Section 1.3, the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  1.3 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service, or any state or local taxing authority, that, if successful, would require the payment by the Company of the Gross-Up Payment; provided, however, that failure by the Executive to provide such notice pursuant to this Section 1.3 will relieve the Company of its obligations hereunder with respect to such claim only if, and only to the extent that, the Company is prejudiced thereby. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

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                           (a) promptly give the Company any information
     reasonably requested by the Company relating to such claim,
                           (b) promptly take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (c) cooperate with the Company in good faith in order effectively to contest such claim, and

                           (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 1.3, the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and, if so requested by the Company, the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority; provided, however, that such settlement or contest does not significantly increase the Company's liability hereunder.

                  1.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 1.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3, a determination is

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made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         2. TERMINATION. This Agreement, and all of the parties' respective obligations hereunder, shall terminate upon the termination of the Executive's employment with the Company and any of its affiliates for any reason prior to any change in ownership or control described in Section 280G(b)(2)(A)(i) of the Code; provided, however, that this Agreement shall remain in full force and effect with respect to any right or entitlement of the Executive to any Payment that is determined to be contingent on such change in ownership or control, whether paid or payable or distributed or distributable before or after such termination of the Executive's employment.

         3.       SUCCESSORS AND ASSIGNS.

                  3.1 This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  3.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  3.3 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business or assets as aforesaid, whether by merger, consolidation, purchase or otherwise, that assumes and is bound to perform this Agreement by operation of law or otherwise.

         4.       MISCELLANEOUS.

                  4.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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                  4.2 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  if to the Executive:
                  The Progressive Corporation
                  6300 Wilson Mills Road
                  Mayfield Village, Ohio 44143
                           Attention:  Stephen Peterson

                  if to the Company:
                  The Progressive Corporation
                  6300 Wilson Mills Road
                  Mayfield Village, Ohio 44143
                           Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  4.3 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  4.4 This Agreement shall not be deemed to modify, amend or supplement the terms of any existing benefit plan or program of the Company, including, without limitation, the Plans.

                  4.5 The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes or other items as shall be required to be withheld pursuant to any applicable law or regulation.

                  4.6 The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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                  IN WITNESS WHEREOF, the Executive has hereunto set the
Executive's hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                /s/ Stephen Peterson
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                                Stephen Peterson

                                THE PROGRESSIVE CORPORATION


                                By:  /s/ W T Forrester
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                                Name: W T Forrester
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                                Title: Chief Financial Officer
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